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                                 Exhibit 21.2
                      AWARD SOFTWARE INTERNATIONAL, INC.

                                 SUBSIDIARIES
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                                                                               Name Under Which
Complete Name of Subsidiaries        Jurisdiction of Incorporation          Subsidiary Does Business
-----------------------------        -----------------------------          ------------------------
Award Software Hong Kong Limited             Hong Kong                       Award Software Hong Kong Limited

Award Software Japan KK                      Japan                           Award Software Japan KK

Unicore Software, Inc.                       Delaware                        Unicore Software, Inc.

Microid Research, Inc.                       California                      Microid Research, Inc.
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